                            M-FOODS INVESTORS, LLC


                               December 21, 2000

Max Hoffmann
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Minneapolis, MN 55416


Dear Mr. Hoffman:


          1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among M-Foods Holdings, Inc., a
                            ----------------
Delaware corporation ("Holdings"), Protein Acquisition Corp., a Minnesota
                       --------
corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and
                                                        ----------
Michael Foods, Inc., a Minnesota corporation (the "Company"), Merger Sub will be
                                                   -------
merged with and into the Company (the "Merger").  Terms not otherwise defined in
                                       ------
this letter agreement shall have the meanings set forth in the Merger Agreement.

          2. You hereby acknowledge that you are the record and beneficial owner of 17,190 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and that you hold options exercisable for 21,000 shares of
      ------------
Common Stock (the "Options") (your owned shares of Common Stock (as such owned
                   -------
shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) are referred to herein as the "Owned
                                                                         -----
Shares" and, your Owned Shares together with any other shares of capital stock
------
of the Company acquired or otherwise obtained by you after the date hereof (including shares of Common Stock issued upon exercise of the Options (as the same may be adjusted as aforesaid)) are referred to herein as the "Subject
                                                                   -------
Shares").  The Owned Shares and the number of shares of Common Stock issued upon
------
exercise of the Options in the amounts set forth in this Section 2 constitute all of the shares of capital stock of the Company either owned by you or for which you have a right to obtain upon exercise of the Options as of the date hereof. You hereby agree to promptly notify M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), of the number of any additional shares
                            ---------
of (or rights to acquire additional shares of) the Company's capital stock acquired or otherwise obtained in any manner by you, if any, after the date hereof.

          3.   By executing this letter agreement, you hereby agree that:

               (a) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company solicited by the Company Board, you will appear at the meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Subject Shares
     (i) in favor of the Merger Agreement and transactions contemplated thereby (including the

     Merger), (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (other than the Merger Agreement and transactions contemplated thereby (including the Merger)) and (iii) against any amendment of the Company's articles of incorporation or bylaws, or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or transactions contemplated thereby (including the Merger);

               (b) you will not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer (with or without consideration), pledge or otherwise encumber, assign or otherwise dispose of, or enter into any contract, agreement, option or other arrangement or understanding with respect to the sale, transfer (with or without consideration), pledge, assignment or other disposition of, the Subject Shares or Options to any person other than Investors or its designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares, (iii) exercise any of your Options or (iv) take any other action that would in any way restrict, limit, hinder or interfere with the performance by you of your obligations hereunder or the transactions contemplated hereby, or in any way restrict, limit, hinder or interfere with consummation of the transactions contemplated by the Merger Agreement (including the Merger); and

               (c) you hereby grant an irrevocable proxy during the term of this letter agreement to Investors, and hereby constitute and appoint Investors as your attorney-in-fact and proxy, with full power of substitution, for and in your name, place and stead, to vote (by written consent or otherwise) the Subject Shares which you are entitled to vote at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified herein. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. You hereby revoke all previous proxies granted with respect to the Subject Shares, and no subsequent proxy shall be given (and if given or executed, shall not be effective) by you with respect thereto. All authority herein conferred or agreed to be conferred shall survive your death or incapacity.

          4.   You hereby represent and warrant to Investors that:

               (a) you are competent to and have sufficient capacity to execute and deliver this letter agreement and to perform your obligations hereunder and this letter agreement has been duly executed and delivered by you;

               (b) assuming the due execution and delivery of this letter agreement by Investors, this letter agreement constitutes your valid and binding obligation, enforceable against you in accordance with its terms;

               (c) the execution, delivery and performance of this letter agreement by you will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to you or by which any of your assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which you are a party or by which you are bound;

               (d) the Owned Shares and the certificates representing the Owned Shares are now, and at all times during the term hereof will be, held by you, or by a nominee or custodian for your benefit, and you have good and marketable title to the Owned Shares free and clear of all liens, except for any such liens arising hereunder; and

               (e) you understand and acknowledge that Merger Sub is entering into the Merger Agreement in reliance upon your execution and delivery of this letter agreement.

          5. You further agree that in connection with the consummation of the transactions contemplated by the Merger Agreement (including the Merger), you will execute and deliver to Investors and its subsidiaries that are party thereto (and Investors shall, and shall cause its subsidiaries that are party thereto to, execute and deliver to you) each of the following agreements:

               (a) a Severance and Deferred Compensation Agreement substantially in the form attached hereto as Exhibit 1;
                                                  ---------

               (b) a Management Stock Purchase and Unit Subscription Agreement (the "Management Subscription Agreement"), substantially in the form
           ---------------------------------
     attached hereto as Exhibit 2;
                        ---------

               (c) a Securityholders Agreement substantially in the form attached hereto as Exhibit 3;
                        ---------

               (d) an Option Cancellation Agreement substantially in the form attached hereto as Exhibit 4;
                        ---------

               (e) an Amended and Restated Limited Liability Company Agreement of Investors containing terms consistent with the provisions of the term sheet attached hereto as Exhibit 5 and such other provisions as are
                              ---------
     reasonable and customary in a limited liability company agreement of such nature.

In addition, Investors shall cause Holdings to (i) adopt an option plan containing terms consistent with the provisions of the term sheet attached hereto as Exhibit 6, and (ii) issue to you options to acquire a number of shares
          ---------
of Holding's common stock as determined by the Compensation

Committee of Holding's Board of Directors/1/ pursuant to an option grant agreement consistent with terms reflected on Exhibit 6.
                                             ---------

          6. You hereby waive any rights of appraisal or any dissenter's rights with respect to the Merger that you may have under applicable law.

          7. At the request of Investors, you agree that a legend substantially in the following form may be stamped, printed or typed on your certificates evidencing the Subject Shares:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, GIFT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A VOTING AGREEMENT DATED AS OF DECEMBER 21, 2000, BY AND BETWEEN M-FOODS INVESTORS, LLC AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF MICHAEL FOODS, INC."

          8. You hereby represent that you have carefully reviewed this agreement and the Exhibits hereto, including, without limitation, Sections 4.1
                                                                  ------------
and 4.2 of the Management Subscription Agreement. You also represent and
    ---
warrant that (as of the date hereof and at the Effective Time):

          (a) your financial situation is such that you can afford to bear the economic risk of holding securities of Investors for an indefinite period of time, have adequate means for providing for your current needs and personal contingencies, and can afford to suffer a complete loss of your proposed investment in Investors;

          (b) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your proposed investment in Investors;

          (c) you understand that your proposed investment in Investors is a speculative investment which involves a high degree of risk of loss, there are substantial restrictions on the transferability of the securities of Investors and, on the Closing Date (as defined in form of Subscription Agreement) and for an indefinite period following the Closing (as defined in the form of Subscription Agreement), there will be no public market for the


______________________

/1/    The Compensation Committee will be authorized to issue options to acquire
5% of the fully-diluted outstanding capital stock of Holdings as of the Closing before giving effect to issuances of warrants to Holding's and its subsidiaries' financing sources. 50% of such options (i.e., options to acquire 2.5% of the fully-diluted outstanding capital stock of the Company as of the Closing before giving effect to issuances of warrants to the Company's and its subsidiaries' financing sources) will be issued to certain executives at Closing with an exercise price equal to $30.10 per share. The Compensation Committee will determine the number of options you will be granted.

     securities of Investors and, accordingly, it may not be possible for you to liquidate your proposed investment in case of emergency, if at all;

               (d) if you cease to be an employee of Investors or its subsidiaries, your proposed investment may be repurchased at a price which may be less than the fair market value thereof;

               (e) you understand and take cognizance of all the risk factors related to your proposed investment and no representations or warranties have been made to you or your representatives concerning (i) your proposed investment, (ii) Investors and its subsidiaries, (iii) the prospects of any thereof or (iv) other matters;

               (f) you have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Investors and its representatives concerning Investors and its subsidiaries, the transactions contemplated by the Merger Agreement (including the Merger) and this letter agreement and the Exhibits hereto and to obtain any additional information that you deem necessary;

               (g) all information which you have provided to Investors and its representatives concerning you and your financial position is complete and correct as of the date hereof; and

               (h) you are an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

          9. You agree after the date hereof to cooperate with Investors in taking action reasonably necessary to consummate the transactions contemplated by this letter agreement and the Exhibits hereto, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the aforesaid transactions, and to consent to modifications to the Exhibits hereto that do not adversely affect you.

          10. The provisions of this letter agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          11. This letter agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

          12. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          13. Any suit, action or proceeding with respect to this letter agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The parties hereto hereby irrevocably waive (i) any objections which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this letter agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

          14. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

               (a)  If to Investors:

                    M-Foods Investors, LLC
                    c/o Vestar Capital Partners IV, L.P.
                    1225 Seventeenth Street
                    Suite 1660
                    Denver, CO  80202
                    Attention:  James P. Kelley
                    Facsimile:  (303) 292-6639

                    and
                    ---

                    c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                    Minneapolis, MN  55402-4123
                    Attention:  John L. Morrison
                                Michael T. Sweeney
                    Facsimile:  (612) 338-2860

                    with copies to:
                    --------------

                    Vestar Capital Partners IV, L.P.
                    245 Park Avenue
                    41/st/ Floor
                    New York, NY  10167
                    Attention:   General Counsel
                    Facsimile:   (212) 808-4922
                    and
                    ---

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL  60601
                    Attention:  Stephen L. Ritchie
                    Facsimile:  (312) 861-2200

                    and
                    ---

                    Faegre & Benson
                    2200 Wells Fargo Center
                    90 South Seventh Street
                    Minneapolis, MN  55402-3901
                    Attention:  Bruce M. Engler
                    Facsimile:  (612) 336-3026

               (b) If to you, to the address shown beneath your name on the signature page attached hereto with copies to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square
                    New York, NY 10036
                    Attention:  Eric L. Cochran
                    Facsimile:  (212) 735-2000

          15. This letter agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          16. This letter agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          17. You acknowledge and agree that a violation of any of the terms of this letter agreement will cause Investors and its subsidiaries irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that Investors shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

          18. Your rights and remedies and the rights and remedies of Investors and its subsidiaries under this letter agreement shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this letter agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          19. You acknowledge and agree that if Holdings receives an Expense Payment (as defined in the Merger Agreement) in connection with a termination of the Merger Agreement in accordance with its terms, Investors agrees that it shall cause Holdings to reimburse the Executive Group (as defined below) for all Management Transaction Expenses (as defined below); provided, however, that in
                                                    -----------------
no event shall Holdings be obligated to reimburse the Executive Group for Management Transaction Expenses to the extent that Expense Payments received by Holdings do not fully reimburse Holdings and its affiliates for all Buyer Transaction Expenses (as defined below). For purposes of clarity and by way of example, if Holdings incurs $5 million of Buyer Transaction Expenses, and if Holdings receives Expense Payments pursuant to the Merger Agreement totaling $2 million, Holdings shall only be obligated to reimburse the Executive Group for
40% ($2 million / $5 million) of all Management Transaction Expenses.   The term
"Executive Group" shall mean you and the other executives executing similar
 ---------------
letter agreements as of the date hereof.  The term "Management Transaction
                                                    ----------------------
Expenses" shall mean fees and expenses payable to Skadden, Arps, Slate, Meagher
--------
& Flom for legal fees incurred by the Executive Group in connection with the execution and negotiation of this letter and the transactions contemplated hereby. The term "Buyer Transaction Expenses" shall mean the out-of-pocket
                   --------------------------
expenses and fees incurred by Holdings and its affiliates in connection with the transactions contemplated by the Merger Agreement, including but not limited to, fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates. Investors agrees that it shall cause Holdings or its subsidiaries to reimburse the Executive Group for Management Transaction Expenses if the transactions contemplated by the Merger Agreement are consummated.

          20. This letter agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, upon the earlier to occur of (i) a termination of the Merger Agreement in accordance with its terms for any reason, (ii) the execution of an amendment to the Merger Agreement that (A) materially and adversely affects your economic interest in the transactions contemplated hereby, and (B) was not approved by Gregg Ostrander and (iii) July 31, 2001. Nothing herein shall relieve any party from liability for any breach of this letter agreement occurring prior to such termination.

                                    Very truly yours,

                                    M-FOODS INVESTORS, LLC


                                    By:  /s/ Jack M. Feder
                                       -----------------------------------
                                       Name: Jack M. Feder
                                       Title: Secretary


Agreed and accepted as of the
date first written above:


 /s/ Max Hoffmann
--------------------------------
Max Hoffmann
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Suite 324
Minneapolis, MN 55416

                               CONSENT OF SPOUSE

          I, Jill Hoffmann, hereby acknowledge that I have read the foregoing letter agreement (the "Agreement") and that I understand its contents. I agree
                       ---------
that my spouse's interest in the common stock of Michael Foods, Inc. is subject to the Agreement and any interest I may have in such common stock shall also be irrevocably bound by the Agreement and, further, that my community property interest in such common stock, if any, shall be similarly bound by the Agreement.

          I am aware that the legal, financial and other matters contained in the Agreement are complex and that I am encouraged to seek advice with respect thereto from independent legal counsel and/or financial advisors. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

                              Acknowledged and agreed this 21/st/ day of December, 2000.

                                            /s/ Jill Hoffman
                              -----------------------------------------------


                              Name:            Jill Hoffmann
                                   ------------------------------------------


                                          /s/ Carole A. Leonard
                                   ------------------------------------------
                                             Witness

                                                                       EXHIBIT 1

                                                                       EXHIBIT 2

                                                                       EXHIBIT 3

                                                                       EXHIBIT 4

                                                                       EXHIBIT 5

                                                            [K&E Draft 12/21/00]

                         OPTION CANCELLATION AGREEMENT

          This Option Cancellation Agreement (the "Agreement") is made as of
                                                   ---------
_____________, 2001, by and between Michael Foods, Inc., a Minnesota corporation (the "Company"), and the individual whose name appears on the signature page
      -------
hereto (the "Optionee").
             --------

                            PRELIMINARY STATEMENTS:

          Pursuant to that certain Agreement and Plan of Merger (the "Merger
                                                                      ------
Agreement"), dated as of December 21, 2000, by and among the Company, M-Foods
---------
Holdings, Inc., a Delaware corporation ("Holdings"), and Protein Acquisition
                                         --------
Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), Merger Sub shall be merged with and into the Company (the
  ----------
"Merger") at the Effective Time, and, by virtue of such Merger, each issued and
 ------
outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), issued and outstanding at the Effective Time (other
 --------------------
than shares owned by Merger Sub or the Company, or Dissenting Shares) will be converted into the right to receive the Price Per Share. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          Pursuant to the Company's 1987 Non-Qualified Stock Option Plan, as amended and 1997 Stock Incentive Plan, as amended (collectively, the "Option
                                                                      ------
Plan"), the Company has heretofore granted to the Optionee options (the
----
"Options") to purchase that number of shares of Company Common Stock set forth
 -------
on the signature page hereto opposite the caption "Number of Shares Subject to Options."

          In connection with the consummation of the transactions contemplated under the Merger Agreement, the Company has offered, and the Optionee desires to accept, the consideration described below in exchange for the Optionee's consent to allow the Company to cancel all of the Optionee's Options (the "Cancelled
                                                                   ---------
Options"), such Options having the per share exercise price(s) set forth on the
-------
signature page hereto opposite the caption "Exercise Price Per Share of the Cancelled Options" (the "Exercise Price").
                         --------------

          In consideration for such cancellations, with respect to the Cancelled Options, the Company desires to pay to the Optionee an aggregate amount (in the forms described below) equal to the sum of the products of (i) the excess, if any, of the Price Per Share over the Exercise Price of such Cancelled Options multiplied by (ii) the number of shares of Company Common Stock for which such particular Cancelled Options relate that have not theretofore been exercised, without interest (the "Cancellation Payment"), such amount set forth on the
                       --------------------
signature page hereto opposite the caption "Cancellation Payment." Such Cancellation Payment will be paid in the form of (i) cash, if any, in such amount as set forth on the signature page hereto opposite the caption "Cash Payment" (the "Cash") and (ii) those certain deferred compensation rights, in
               ----
such amount as set forth on the signature page hereto opposite the caption "Deferred Amount," contained in Optionee's Employment Agreement or Severance and Deferred Compensation Agreement, as the case may be, the "Deferred
                                                          --------

Amount."  Notwithstanding the foregoing, the Company shall be entitled to
------
withhold from Optionee the amount of any withholding or other tax due in connection with such Cancellation Payment.

                                  AGREEMENT:

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Cancellation.  The Optionee hereby agrees to cancel and surrender
               ------------
all of the Optionee's rights under the Cancelled Options effective on the date of the consummation of the Merger, and the Company hereby agrees to pay to the Optionee on the date of the consummation of the Merger, the Cancellation Payment in the form of the Cash and the Deferred Amount. Notwithstanding the foregoing, the Company shall be entitled to withhold from the Optionee the amount of any withholding tax due in connection with such Cancellation Payment.

          2.   Optionee's Representation, Warranties, and Covenants.  As a
               ----------------------------------------------------
material inducement to the Company to enter into this Agreement and make the Cancellation Payment, the Optionee hereby represents, warrants, and covenants to the Company that:

          (a)  Capital Stock and Related Matters.  Other than pursuant to the
               ---------------------------------
Options, the Optionee has no right, title or interest in any other securities convertible or exchangeable for any shares of the Company's capital stock, and the Optionee does not have any right, title or interest in any rights or options to subscribe for or to purchase the Company's capital stock or any stock or securities convertible into or exchangeable for the Company's capital stock. The Optionee owns the Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind whatsoever, other than such restrictions arising under the Securities Act of 1933, as amended, state securities laws or any of the documents and other agreements executed as of the date hereof in connection with the consummation of the Merger.

          (b)  Authorization; No Breach.  This Agreement has been duly executed
               ------------------------
and delivered by the Optionee. This Agreement constitutes a valid and binding obligation of the Optionee, enforceable in accordance with its terms. To the best of the Optionee's knowledge, the execution and delivery by the Optionee of this Agreement and compliance with the terms hereof by the Optionee, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which the Optionee is subject, or any agreement, instrument, order, judgment or decree to which the Optionee is a party or by which it is bound. If the Optionee is married and the Cancelled Options of such Optionee constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by such Optionee's spouse, enforceable against such spouse in accordance with its terms.

          3.   Indemnification.  The Optionee shall indemnify, defend and hold
               ---------------
harmless the Company from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages incurred or paid by the Company that would not have been sustained, incurred or paid if all of the representations and warranties set forth in Section 2 hereof had been true and correct; provided, however, that the Optionee shall not be obligated to
                  --------  -------
indemnify the Company for any amounts in excess of the Cancellation Payment.

          4.   Release and Waiver.  The Optionee does hereby forever release,
               ------------------
discharge and acquit the Company from all claims, demands, obligations and liabilities, whensoever arising out of, connected with or relating to, the Cancelled Options and the cancellation thereof; provided, however, that such
                                                ------------------
release and waiver does not extend to claims, demands, obligations and liabilities arising out of this Agreement.

          5.   General Provisions.
               ------------------

          (a)  Severability.  Whenever possible, each provision of this
               ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b)  Complete Agreement.  This Agreement, those documents expressly
               ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c)  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d)  Successors and Assigns.  Except as otherwise provided herein,
               ----------------------
this Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective successors and assigns; provided that the rights and obligations of the Optionee under this Agreement shall not be assignable without the prior written consent of the Company.

          (e)  Choice of Law.  The corporate law of the State of Delaware will
               -------------
govern all questions concerning the relative rights of the Company and the Optionee. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (f)  Remedies.  Each of the parties to this Agreement will be entitled
               --------
to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (g)  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended and waived only with the prior written consent of the Company and the Optionee.

                                     *****

          IN WITNESS WHEREOF, the parties hereto have executed this Option Cancellation Agreement on the date first written above.


                                        MICHAEL FOODS, INC.

                                        By______________________________________
                                        Its_____________________________________


                                        OPTIONEE

                                        ________________________________________
                                        Signature of Optionee

                                        Max Hoffman
                                        ----------------------------------------

                                        Name of Optionee


                                        OPTIONEE'S SPOUSE

                                        ________________________________________
                                        Signature of Optionee's Spouse

                                        ________________________________________
                                        Name of Optionee's Spouse

Number of Shares Subject to Options:
(identified by applicable grant date(s) and Option Plan(s))

             Option Date              Plan/Type             Outstanding
             -----------              ---------             -----------

                9/1/1995               1987/NQ               10,000.00
                1/2/1996               1987/NQ                5,000.00
                3/3/1998               1997/NQ                3,000.00
              12/23/1998               1997/NQ                3,000.00

Number of Options to be Cancelled:                                    21,000.00
                                                                      ---------

Exercise Price Per Share of the Cancelled Options:
(identified by applicable grant date(s) and Option Plan(s))

                 Option Date        Plan/Type           Price
                 -----------        ---------           -----

                    9/1/1995         1987/NQ           $13.000
                    1/2/1996         1987/NQ           $11.875
                    3/3/1998         1997/NQ           $25.000
                  12/23/1998         1997/NQ           $24.688

Cancellation Payment:                                                 $293,580
Cash Payment:                                                         $      0
Deferred Amount:                                                      $293,580

                              MICHAEL FOODS, INC.

                                 SEVERANCE AND
                             DEFERRED COMPENSATION
                                   AGREEMENT

     AGREEMENT, made effective _______ __, 2001, by and between Michael Foods, Inc., a Minnesota corporation (the "Company"), and Max Hoffmann ("Employee").

     WITNESSETH:

                                   RECITALS
                                   --------

1. The Company considers the establishment and maintenance of a sound and vital management team essential to protecting and enhancing its best interest and best interests of the Company's shareholders.

2. In this connection, the Company recognizes that the possibility of a change in control of the Company exists and that such possibility and the uncertainty and questions which it may raise among management personnel, may result in the departure or distraction of such personnel to the detriment of the Company and the Company's shareholders.

3. Accordingly, the Company has adopted a Severance Plan for Eligible Employees of Michael Foods, Inc. and its Subsidiaries, as amended (the "Plan"), and the Board of Directors of the Company ("Board") has directed management of the Company to implement such Plan.

4. In addition, the Company recognizes the Employee's substantial contribution to the growth and success of the Company and for this reason has decided to make certain changes in the Employee's compensation arrangements, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Employee as a member of the Company's senior management in the best interests of the Company and its shareholders.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and in order to induce Employee to remain in the Company's employ, the parties hereto hereby agree as follows:

1.  Participation in Plan.  Employee is hereby designated a "Key Employee" for
--  ---------------------
    purposes of the Plan and is eligible for the severance benefits provided therein. Such benefits shall be in lieu of any further salary payments to Employee for periods subsequent to termination of employment, to the extent Employee becomes eligible for such severance payments by reason of termination of employment.

2.  Term.  This Agreement shall commence on the date hereof and shall continue
--  ----
    in effect until the Plan has been terminated. From and after the date hereof, this Agreement shall supersede any other agreement between the parties hereto with respect to the subject matter hereof.

3.  Plan.  This Agreement hereby incorporates by reference the terms/1/ and
--  ----
    conditions of the Plan which shall be binding upon Employee.

4.  Deferral of Certain Compensation.   In connection with the Employee's
--  --------------------------------
    agreement to cancel all of his options to acquire Company common stock pursuant to the terms of that certain Option Cancellation Agreement, dated as of the date hereof, by and between the Employee and the Company (the "Option Cancellation Agreement"), the Company shall (a) pay to Employee an amount equal to $0 (the "Cancellation Payment") and (b) rollover an amount equal to $293,580 (the "Deferred Amount") to an unfunded, unsecured nonqualified deferred compensation arrangement established for this purpose (the "Deferred Account"). Each of the Employee, the Company and M-Foods Holdings, Inc., a Delaware corporation ("Holdings"), agrees that Holdings, through an intercompany transfer, shall assume all obligations associated with the Deferred Amount. The Cancellation Payment shall be paid by the Company to the Employee on the Effective Date, as defined in the Option Cancellation Agreement, or as soon as reasonably practicable thereafter.

    With respect to the Deferred Account, the Deferred Amount shall be deemed to be invested (i.e., an actual investment will not be made), as of the Effective Date, in that number of Class A Units (the "Class A Units") of M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), equal to the quotient determined by dividing (i) the Deferred Amount by (ii) $100 (the per unit price of Class A Units). Holdings shall credit Employee's Deferred Account with certain of the distributions that would be received by the Deferred Account if such Deferred Account were actually invested in Class A Units, the extent of such crediting to be based upon the number of Class A Units deemed held by the Deferred Account in accordance with the calculation set forth in the following sentences. Holdings shall credit Employee's Deferred Account with any distributions made in respect of Class A Units pursuant to or in accordance with Sections 4.4(a)(i) and 4.4(a)(ii) [such sections to correspond with the "First" and "Second" distributions described in the LLC term sheet under the heading "Distributions"] of the Investors' Amended and Restated Limited Liability Company Agreement, dated ________ __, 2001 (the "LLC Agreement"). In the event Investors distributes non-cash property to holders of Class A Units pursuant to Sections 4.4(a)(i) or 4.4(a)(ii) of the LLC Agreement, Holdings shall credit Employee's Deferred Account in an amount equal to the fair market value of such property, as determined by the Management Committee of Investors, as such term is defined in the LLC Agreement. Employee's Deferred Account shall not be credited with any distributions made in respect of Class A Units pursuant to or in accordance with any subsections of Section 4.4 of the LLC Agreement other than Sections 4.4(a)(i) and 4.4(a)(ii) thereof. In the event that Class A Units

----------------------
/1/ All definitions contained herein will be conformed to substantially mirror, as appropriate, the definitions contained in (the "Management Stock Purchase and Unit Subscription Agreement").

    are sold to a buyer unrelated to the holders of Class A Units on the date hereof, Holdings shall credit Employee's Deferred Account with an amount equal to the result of (x) the percentage of outstanding Class A Units being purchased by an unrelated buyer multiplied by (y) the number of Class A Units deemed held in the Deferred Account multiplied by (z) the lesser of
    (i) the amount of cash or fair market value of any property, as determined by the Management Committee of Investors, received by holders of Class A Units in exchange for a Class A Unit and (ii) the sum of the Unreturned Capital and Unpaid Yield, as such terms are defined in the LLC Agreement, of a Class A Unit (assuming such Class A Unit was issued on the Closing Date, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement by and among the Employee, Investors, and Holdings, dated as of the date hereof (the "Management Stock Purchase and Unit Subscription Agreement")); it being understood and agreed that any distribution made pursuant to this sentence shall, with respect to future distributions, reduce the number of Class A Units deemed held by the Deferred Account by the percentage described in subclause (x) of this sentence. All amounts in the Employee's Deferred Account shall be subject to the claims of the creditors of Holdings.

    Employee shall receive from Holdings distributions from his Deferred Account, in the amount indicated, upon the occurrence of the following events: (i) upon a Change in Control, for the purposes of this section only, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement, Employee shall receive a total distribution of the amount then deemed held in the Deferred Account; (ii) upon the tenth anniversary of the date hereof, Employee shall receive a total distribution of the amount then deemed held in the Deferred Account; and (iii) upon the purchase by Investors of any of Employee's Class B Units of Investors (the "Class B Units") pursuant to Section 7.2 of the Management Stock Purchase and Unit Subscription Agreement, Employee shall receive a distribution from the Deferred Account equal to the result of (x) the percentage of Employee's Class B Units being purchased by Investors multiplied by (y) the number of Class A Units deemed held in the Deferred Account multiplied by (z) the lesser of (i) the fair market value of a Class A Unit, as determined by the Management Committee of Investors and (ii) the sum of the Unreturned Capital and Unpaid Yield, as such terms are defined in the LLC Agreement, of a Class A Unit (assuming such Class A Unit was issued on the Closing Date, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement); it being understood and agreed that any distribution made pursuant to clause (iii) of this sentence shall, with respect to future distributions, reduce the number of Class A Units deemed held by the Deferred Account by the percentage described in subclause (x) of this sentence. The form of payment made with respect to any of the foregoing distributions shall be a cash payment except that (A) in the event of a Change in Control in which the consideration effecting such Change in Control is non-cash consideration, such distribution may be made in the form of such non-cash consideration, the fair market value of which shall be determined by the Management Committee of Investors, and (B) in the event of a distribution of the type described in clause (iii) above, if, with respect to Holdings, any of the Cash Deferral Conditions, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement, exists, the portion of the cash payment so affected may be made by the delivery of Holdings' unfunded and unsecured promise to pay Employee the portion of the cash payment so affected in cash, together with interest, at the first date on which the Cash Deferral Conditions no longer exist. The interest on such delayed cash payment will accrue annually at the "prime rate" published by The Wall Street Journal on the date Holdings delivers its unfunded and unsecured promise.

5.   Binding Agreement.  This Agreement shall inure to the benefits of and be
--   -----------------
     enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If the Employee should die while any amounts would still be payable to the Employee hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee's devisee, legatee, or other designee or, if there be no such designee, to the Employee's estate.

6.   Notice.  For the purpose of this Agreement, notices and all other
--   ------
     communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Certified Mail, Return Receipt Requested, postage prepaid, addressed to the respective addresses set forth below.

7.   Employee at Will.  Nothing in this Agreement or in the Plan shall be
--   ----------------
     construed as to make the Employee anything other than an Employee at Will of the Company. The Company may terminate the Employee's employment with or without cause, however defined, either before or after a Change in Control as defined in the Plan.

8.   Miscellaneous.  No provisions of this Agreement may be modified, waived, or
--   -------------
     discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be authorized by the Board. No waiver by either party hereto, at any time of any breach by the other party hereto of or compliance with any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. It is intended that the benefits payable hereunder shall be considered paid to the Employee for the Employee's past services to the Company and continuing services from the date hereof.

9.   Validity.  The invalidity or unenforceability of any provisions of this
--   --------
     Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The validity of this Agreement and the interpretation thereof shall be governed by and construed in accordance with the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of _________ __, 2001.

                              MICHAEL FOODS, INC.


                              By _________________________________
                                 Its     Assistant Treasurer



                                 _________________________________
                                            Employee
                                 _________________________________

                                 _________________________________

                                 _________________________________
                                       (Address of Employee)